Sunworks Reports Third Quarter Revenue of $18.8 Million and

Net Loss Per Share of ($0.09)

— Record New Sales of $38.0 Million; Backlog Reaches Record Level —

ROSEVILLE, Calif. November 14, 2017 - Sunworks, Inc. (Nasdaq: SUNW), a provider of solar power solutions for agriculture, commercial and industrial (ACI), public works and residential markets, today announced financial results for the third quarter and nine months ended September 30, 2017.

Q3 2017 Summary:

●	Revenue of $18.8 million, an increase of 7.1% compared to $17.6 million recorded in the year-ago quarter

●	Gross margin of 16.5% compared to 26.5% in the year-ago quarter

●	Net loss of $2.0 million compared to net loss of $6.1 million in the year-ago quarter

●	Record backlog at September 30, 2017 of $63.8 million

Chuck Cargile, Sunworks Chief Executive Officer said, “Several projects totaling approximately $4 million, which we expected to begin during the quarter slipped into the fourth quarter. In addition, we experienced more than $1 million of cost over-runs on four large projects completed in the quarter, which began in the first half of 2016. One of my primary initiatives since joining Sunworks as its new CEO in April was to improve our processes and controls and to strengthen our organization to enhance the predictability of our financial results. This process is taking longer than anticipated, but I am confident that orders scheduled to be installed going forward will benefit from stronger processes.”

Mr. Cargile continued, “I remain optimistic about Sunworks’ future. We booked a record $38 million in new sales during the third quarter, resulting in our record backlog for projects scheduled to be completed primarily in the next 12 months. The increasing sales momentum we are experiencing reflects our progress in penetrating new public works programs and the continued strength of our ACI business. In addition, we continue to manage our operating expenses to ensure greater profitability as the record new sales convert to increasing revenue. Lastly, I am very encouraged by the strong profit performance from our residential business which delivered revenue of $6.6 million in the quarter and almost $1 million of operating profit.”

Third Quarter 2017 Summary

Revenue from ACI customers represented approximately 65% of total revenue and revenue from residential customers represented 35% for the third quarter of 2017.

Gross profit was $3.1 million, or 16.5% gross margin, for the three months ending September 30, 2017 compared to $4.7 million, or 26.5% gross margin, for the three months ending September 30, 2016. The decrease in gross margin was primarily a result of approximately $1.3 million in cost overruns on certain large projects originally began in 2016, which were completed in the quarter.

Net loss for the three months ending September 30, 2017 was $2.0 million, or $0.09 per share versus a net loss of $6.1 million, or $0.29 per share, for the corresponding period in 2016.

Year-to-Date 2017 Summary

Revenue for the nine months ending September 30, 2017 was $58.2 million compared to $68.0 million for the nine months ending September 30, 2016. Gross profit was $12.6 million, or 21.7% of sales, for the first nine months of 2017 compared to $19.4 million, or 28.5% of sales, for the first nine months of 2016.

Net loss was $3.8 million, or $0.17 per share for the first nine months of 2017 compared to the net loss of $5.7 million or $0.29 per share, for the same period last year.

Balance Sheet

The company had $6.4 million in cash and cash equivalents as of September 30, 2017 compared to $11.1 million as of December 31, 2016. In the third quarter of 2017 the cash balance increased by $2.2 million.

As of September 30, 2017, the company had $2.2 million of debt outstanding, inclusive of convertible debt, compared to $2.3 million as of December 31, 2016.

Conference Call Details:

Management will host a conference call to discuss these results today, Tuesday, November 14, 2017 at 10 a.m. ET. To access the call, please dial 1-866-682-6100 (toll free) or 1-862-255-5401 (international). The conference call will also be broadcast live over the Internet, which can be accessed via the Investor Relations section of Sunworks’ web site at http://ir.sunworksusa.com. All participants should call or access the website approximately 5 minutes before the conference call begins.

The webcast will be available for replay for at least 90 days. A telephonic replay of this conference call will also be available by dialing 1-877-481-4010 (toll free) or 1-919-882-2331 (International) using Replay ID 18827, until 11:59 p.m. ET on November 28, 2017.

About Sunworks, Inc.

Founded in 1983, Sunworks, Inc. is a premier provider of solar power solutions for both consumers and businesses. We are committed to quality construction practices that always exceed industry standards and uphold our ideals of ethics and safety.

Today, Sunworks continues to grow its presence, expanding nationally with regional and local offices. We strive to consistently deliver high quality, performance oriented solutions for the agriculture, commercial, federal, public works, residential, and utility industries. Our dedication to excellence is reflected in our 25-year warranty, a benchmark that we stand by in order to support our customers above and beyond their expectations.

Sunworks fields a diverse, seasoned workforce that includes distinguished veterans who are devoted to providing the very best customer experience. All of our employees, from technicians to executives, uphold our company’s guiding principles each day. Sunworks is a member of the Solar Energy Industries Association (SEIA) and is a proud advocate for the advancement of solar power. For more information, visit www.sunworksusa.com

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, these they are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These risks include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products, and prospects for sales, failure to earn profit or revenue, higher costs than expected, persistent operating losses, ownership dilution, inability to repay debt, failure of acquired businesses to perform as expected, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company. We also refer you to the risks described in “Risk Factors” in Part I, Item 1A of Sunworks, Inc.’s Annual Report on Form 10-K and in the other reports and documents we file with the Securities and Exchange Commission from time to time.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Relations Contact:

Rob Fink

Hayden IR

646-415-8972

rob@haydenir.com

SUNWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017 AND SEPTEMBER 30, 2016

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016

Revenues	$18,797	$17,557	$58,159	$67,981

Cost of Goods Sold	15,704	12,902	45,554	48,616

Gross Profit	3,093	4,655	12,605	19,365

Operating Expenses
Selling and marketing expenses	1,751	3,294	5,291	9,139
General and administrative expenses	2,640	3,092	9,175	8,842
Stock based compensation	299	3,902	833	5,764
Depreciation and amortization	102	101	308	218

Total Operating Expenses	4,792	10,389	15,607	23,963

(Loss) before Other Income/(Expenses)	(1,699)	(5,734)	(3,002)	(4,598)

Other Income/(Expenses)
Other income (expenses)	1	(165)	(43)	(383)
Interest expense	(261)	(186)	(752)	(739)

Total Other Income/(Expenses)	(260)	(351)	(795)	(1,122)

(Loss) before Income Taxes	(1,959)	(6,085)	(3,797)	(5,720)

Income Tax Expense	-	-	-	-

Net (Loss)	$(1,959)	$(6,085)	$(3,797)	$(5,720)

EARNINGS PER SHARE:
Basic	$(0.09)	$(0.29)	$(0.17)	$(0.29)
Diluted	$(0.09)	$(0.29)	$(0.17)	$(0.29)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
Basic	22,455,664	20,853,921	22,060,186	20,009,862
Diluted	22,455,664	20,853,921	22,060,186	20,009,862

SUNWORKS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2017 AND DECEMBER 31, 2016

(in thousands, except share and per share data)

	September 30, 2017	December 31, 2016
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$6,382	$11,069
Restricted cash	430	37
Accounts receivable, net	10,634	9,665
Inventory, net	3,898	3,394
Costs in excess of billings	5,314	4,307
Other current assets	1,387	117

Total Current Assets	28,045	28,589

Property and Equipment, net	1,392	1,674

Other Assets
Other deposits	68	53
Goodwill	11,364	11,364

Total Other Assets	11,432	11,417

Total Assets	$40,869	$41,680

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$11,977	$12,979
Billings in excess of costs	7,210	4,997
Customer deposits	693	64
Loan payable, current portion	228	218
Acquisition convertible promissory note, current portion	606	454

Total Current Liabilities	20,714	18,712

Long Term Liabilities
Loan payable	323	496
Acquisition convertible promissory notes, net of beneficial conversion feature of $150 and $807, respectively	708	505
Warranty liability	216	116
Convertible promissory notes	384	654
Total Long Term Liabilities	1,631	1,771
Total Liabilities	22,345	20,483

Shareholders’ Equity
Preferred stock Series B, $.001 par value; 5,000,000 authorized shares; 1,506,024 shares issued and outstanding	2	2
Common stock, $.001 par value; 200,000,000 authorized shares; 22,455,664 and 20,853,921 shares issued and outstanding, respectively	22	21
Additional paid in capital	71,440	70,317
Accumulated Deficit	(52,940)	(49,143)

Total Shareholders’ Equity	18,524	21,197

Total Liabilities and Shareholders’ Equity	$40,869	$41,680